TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of April 1, 2019, by and among Concrete Pumping Holdings, Inc. (the “Company”) and CFLL Sponsor Holdings, LLC (f/k/a Industrea Alexandria LLC) (the “Warrant Holder”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Warrant Holder is the beneficial and record owner of warrants that were privately issued on August 1, 2017 (the “Private Warrants”);

WHEREAS, each Private Warrant entitles its holder to purchase one share of common stock of the Company (“Common Stock”) for a purchase price of $11.50 per share, subject to certain adjustments;

WHEREAS, the Company is initiating an exchange offer (the “Exchange Offer”) pursuant to a registration statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission, as may be amended and supplemented (the “Registration Statement”), to offer the Warrant Holder and holders of the Company’s warrants currently listed on the OTC Pink marketplace operated by OTC Markets Group, Inc. under the symbol “BBCPW” (the “Public Warrants”) the opportunity to exchange the Private Warrants and Public Warrants held by them for shares of Common Stock, based on exchange ratios and subject to other terms and conditions to be disclosed in the Registration Statement; and

WHEREAS, as an inducement to the Company’s willingness to initiate the Exchange Offer and the Solicitation, the Warrant Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.01.     Agreement to Tender. The Warrant Holder shall validly tender or cause to be tendered to the Company all Private Warrants beneficially owned by the Warrant Holder, free and clear of all liens, pursuant to and in accordance with the terms of the Exchange Offer as described in the Registration Statement no later than the scheduled or extended expiration time of the Exchange Offer. The Warrant Holder agrees that, notwithstanding anything to the contrary in the Registration Statement, after it validly tenders its Private Warrants to the Company in accordance with the terms of the Registration Statement, the Warrant Holder may not withdraw or cause to be withdrawn the tender of any of such Private Warrants from the Exchange Offer, unless this Agreement is terminated pursuant to Section 1.08 hereof.

Section 1.02.     Ownership of Private Warrants. The Warrant Holder represents and warrants to the Company, as of the date hereof and as of the date of tender of the Private Warrants in accordance with this Agreement, that the Warrant Holder is the sole record and beneficial owner of 10,822,500 Private Warrants, and has good and marketable title to such Private Warrants free and clear of any liens, options, rights, or any other encumbrances, limitations or restrictions whatsoever (other than those restrictions imposed by applicable securities laws and this Agreement). The Warrant Holder agrees that it shall not transfer any Private Warrants to any person unless such person acquiring such Private Warrants signs a joinder to this Agreement agreeing to be bound by all terms and conditions of this Agreement.

Section 1.03.     Company Representations and Warranties. The Company represents and warrants to the Warrant Holder, as of the date hereof and as of the date of tender of the Private Warrants in accordance with this Agreement, that the Company has obtained any and all required regulatory and/or third-party approvals to effectuate the Exchange Offer and Solicitation contemplated by this Agreement.

Section 1.04.     Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence the Exchange Offer and Solicitation as soon as practicable consistent with this Agreement, and agrees to take all steps necessary to update the Registration Statement as required by applicable laws and regulation.

Section 1.05.     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they may be entitled at law or in equity.

Section 1.06.     U.S. Federal Income Tax Treatment. The exchange of Public Warrants or Private Warrants for shares of Common Stock of the Company pursuant to the Exchange Offer is intended to qualify as a “recapitalization,” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the parties shall not take any position inconsistent therewith unless otherwise required by applicable law.

Section 1.07.     Section 16 Matters. The Company agrees that its board of directors (or an appropriate committee of non-employee directors) shall adopt resolutions approving the transactions contemplated by the Exchange Offer, Solicitation and this Agreement, including, but not limited to, the disposition of Private Warrants to the Company and the acquisition of shares of Common Stock from the Company by the Warrant Holder, and exempting such transactions from Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 16b-3 thereunder for the Warrant Holder and certain persons affiliated with the Warrant Holder who are subject to Section 16 of the Exchange Act.

Section 1.08.     Termination. This Agreement shall terminate as to the Warrant Holder upon written notice to the Warrant Holder by the Company, or upon the earlier of (i) the date the Company’s board of directors or a committee thereof determines to no longer pursue the Exchange Offer and the Solicitation, and (ii) July 16, 2019.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

CONCRETE PUMPING HOLDINGS, INC.

By:     /s/ Iain Humphries

Name:	Iain Humphries
Title:	Chief Financial Officer and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WARRANT HOLDER:

CFLL SPONSOR HOLDINGS, LLC

By:     /s/ Tariq Osman

Name:	Tariq Osman

Title: Executive Vice President